                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-90366

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. INVESTMENT NOTES

                                 RATE SUPPLEMENT
                                 RENEWALS ONLY

                              PROSPECTUS SUPPLEMENT
                                 DATED 10/11/02

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                                                             New Investment and Renewals for Terms that
                                Same Term Renewal(1)           Differ from the Original Investment(2)
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        Term                Rate             Annual Yield*         Rate          Annual Yield*
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      3-5 mos.              4.80%                4.91%              N/A               N/A
     6-11 mos.              5.25%                5.39%              N/A               N/A
     12-17 mos.             6.10%                6.28%             6.00%             6.18%
     18-23 mos.             6.35%                6.55%             6.25%             6.44%
     24-29 mos.             7.10%                7.35%             7.00%             7.25%
     30-35 mos.             8.15%                8.49%             8.05%             8.38%
     36-47 mos.             7.35%                7.62%             7.25%             7.51%
     48-59 mos.             7.45%                7.73%             7.35%             7.62%
    60-120 mos.             7.99%                8.31%             7.89%             8.21%
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                Minimum Investment for Investment Notes is $1,000

These rates apply only to the reinvestment of all or a portion of the principal and/or interest due upon maturity.

(1) These rates apply only to renewals for the same term as the original investment.
(2) These rates apply to new investments and to renewals for terms that differ from the term of the original investment.

  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 3, 2002, delivered in conjunction with this Rate Supplement dated October 11, 2002. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.
*The Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available from November 1, 2002 through December 3, 2002. You may obtain an additional copy of the Prospectus dated October 3, 2002 free of charge from American Business Financial Services, Inc. by calling (800)776-4001.

     Investment Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.

            (LOGO) AMERICAN BUSINESS                 For information,
                   FINANCIAL SERVICES, INC.        call 1-800-776-4001

BalaPointe Office Centre   111 Presidential Boulevard    Bala Cynwyd, PA 19004
                               www.ABFSonline.com